CALCULATION OF REGISTRATION FEE
	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Capital Protected Notes due 2013	$10,000,000	$307.00

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 358
AMENDMENT NO. 1 TO PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
For Capital Protected Notes	Dated August 8, 2007
Dated December 21, 2006	Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Capital Protected Notes due February 27, 2013
Based on the Value of a Basket of Five Indices

The Capital Protected Notes due February 27, 2013 Based on the Value of a Basket of Five Indices, which we refer to as the notes, are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the prospectus supplement for capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, we will pay per note $1,168.90 (116.89% of the stated principal amount of $1,000) plus a supplemental redemption amount, if any, based on the increase, if any, in the average value of a basket consisting of the Dow Jones EURO STOXX 50SM Index, the FTSE® 100 Index, the TOPIX® Index, the Swiss Market Index and the S&P/ASX 200 ® Index.
Final Terms:
Underlying indices:	Basket Indices Dow Jones EURO STOXX 50 Index: FTSE 100 Index: TOPIX Index: Swiss Market Index: S&P/ASX 200 Index:	Bloomberg Ticker Symbol SX5E UKX TPX SMI AS51	Weighting 33.91% 25.27% 23.10% 7.17% 10.55%	Initial Index Closing Value 4,364.89 6,393.90 1,669.04 8,964.18 6,100.80	Multiplier 0.087056 0.044302 0.155108 0.008968 0.019375
Aggregate principal amount:	$10,000,000
Pricing date:	August 8, 2007
Original issue date (settlement date):	August 13, 2007
Maturity date:	February 27, 2013, subject to postponement in the event of certain market disruption events
Stated principal amount:	$1,000
Issue price:	$1,174.70 per note (117.47% of the stated principal amount)
Interest rate:	None
Denominations:	$1,000 (and integral multiples thereof)
Principal protection amount:
$1,168.90 (116.89% of the stated principal amount).  The issue price is greater than the principal protection amount and investors are not protected on amounts in excess of the principal protection amount.

Bull notes or bear notes:	Bull notes
Payment at maturity:	$1,168.90 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:	The product of $1,000 times the participation rate times the index percent change; provided that the supplemental redemption amount will not be less than zero.
Participation rate:	181%
Index percent change:	The percentage by which the final average index value exceeds the initial index value, calculated as follows: (final average index value – initial index value) / initial index value
Initial index value:	1,120.73, the basket closing value used to determine the multipliers on the basket setting date
Basket closing value:	The sum of the products of the index closing value of each of the underlying indices and the applicable multiplier for each of the underlying indices
Basket setting date:	August 8, 2007
Final average index value:	The arithmetic average of the basket closing values, as determined on each of the determination dates
Determination dates:	February 24, 2012, August 24, 2012 and February 25, 2013
Call right:	The notes are not callable prior to maturity.
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617446J75
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on PS-5.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100%

	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	0.50%	99.50%
Total	$10,000,000	$50,000	$9,950,000

(1)	For additional information, see “Plan of Distribution” in the prospectus supplement for capital protected notes.
MORGAN STANLEY

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for capital protected notes if you so request by calling toll-free 1-866-718-1649.

You may access these documents on the SEC web site at www.sec.gov as follows:

•	Amendment No. 1 to Prospectus Supplement for Capital Protected Notes dated December 21, 2006:
http://www.sec.gov/Archives/edgar/data/895421/000095010306002843/dp04047_424b2.htm

•	Prospectus dated January 25, 2006:
http://sec.gov/Archives/edgar/data/895421/000095010306000145/jan2506_424b2.txt

Terms used in this pricing supplement are defined in the prospectus supplement for capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

Payment at Maturity

116.89% principal protection of the stated principal amount.  At maturity, we will pay you at least $1,168.90 (116.89% of the stated principal amount), plus the supplemental redemption amount, if any.  The issue price is greater than the principal protection amount and investors are not protected on amounts in excess of the principal protection amount.

The Supplemental Redemption Amount based on the basket indices.  The supplemental redemption amount will be equal to the product of $1,000 times the participation rate times the percentage, if any, by which the final average index value exceeds the initial index value.  If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$1,000 x	participation rate	x	(final average index value – initial index value)
initial index value

where,

participation rate	=	181%
initial index value	=	1,120.73
final average index value	=	the arithmetic average of the basket closing values, as determined on each of the determination dates
basket closing value	=
the sum of the products of the index closing value of each of the underlying indices, as displayed on Bloomberg under the applicable Bloomberg ticker symbol, and the applicable multiplier for each of the underlying indices

“Bloomberg ticker symbol” means the ticker symbol so designated by Bloomberg Financial Markets (“Bloomberg”), as noted under “Underlying Indices” above, or any other ticker symbol that may replace that ticker symbol on Bloomberg and any successor service thereto.  If Bloomberg or any successor service no longer displays the index closing value of any of the underlying indices, then the Calculation Agent shall designate an alternate source of such index closing value, which shall be the publisher of such index, unless the Calculation Agent, in its sole discretion, determines that an alternate service has become the market standard for transactions related to such index.

If the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero.

Hypothetical Payouts on the Capital Protected Notes
Presented below are hypothetical examples showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.

Example #1:

The final average index value is 50% greater than the initial index value.

Participation rate:	181%
Hypothetical initial index value:	1,000
Hypothetical final average index value:	1,500

Supplemental redemption amount per note	=	$1,000	x	1,500 – 1,000	x	181%	=	$905
1,000

In the example above, the total payout at maturity per note will equal $2,073.90, which is the sum of the principal protection amount of $1,168.90 and a supplemental redemption amount of $905.

Example #2:

The final average index value is 50% lower than the initial index value.

Participation rate:	181%
Initial index value:	1,000
Final average index value:	500

In the example above, because the final average index value is less than the initial index value, the supplemental redemption amount will be zero and you will only receive the principal protection amount of $1,168.90, which is less than your initial investment in the notes of $1,174.70.  The issue price is greater than the principal protection amount and investors are not protected on amounts in excess of the principal protection amount.

The supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the index closing values on three determination dates over the term of the notes.  The prospectus supplement for capital protected notes includes examples of the hypothetical payout calculations that are intended to illustrate the effect of general trends in the index closing values over the period covered by the determination dates on the amount payable to you at maturity beginning on page S-9 of the prospectus supplement for capital protected notes.

The Underlying Indices

For a description of the Underlying Indices to which the notes will be linked, including license agreement and historical information, see “Annex A—Underlying Indices,” attached to this pricing supplement.

Use of Proceeds and Hedging

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in the stocks underlying the basket indices and in futures and options contracts on the basket indices.  Such purchase activity could potentially have increased the value of the basket indices, and, therefore, effectively increased the value at which the basket indices must close on the determination dates before you would receive at maturity a payment that exceeds the principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for capital protected notes.

Risk Factors

The notes involve risks not associated with conventional debt securities, some of which are briefly summarized below:

The notes may not pay more than the principal protection amount at maturity, which will result in a loss.  If the final average index value is less than, equal to or has not risen sufficiently above the initial index value so that the supplemental redemption amount is less than $5.80, you will receive less than the issue price for each note you hold at maturity.

The issue price is greater than the principal protection amount.  The issue price is $1,174.70 (117.47% of the stated principal amount and investors are not protected on amounts in excess of the principal protection amount of $1,168.90 (116.89% of the stated principal amount.

The notes do not pay interest.  Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.

Secondary trading may be limited.  There may be little or no secondary market for the notes.  You should be willing to hold your notes to maturity.

Market price of the notes will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:  the value of each of the basket indices at any time and, in particular, on the specified determination dates, the volatility of the basket indices, interest and yield rates in the market, geopolitical conditions and economic, financial, political and regulatory or judicial events, the time remaining to the maturity of the notes, the dividend rate on the stocks underlying the basket indices and our creditworthiness.

The inclusion of commissions and projected profit from hedging in the issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes.

Changes in the value of one or more of the basket indices may offset each other.  Price movements in the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much or may even decline in value.  Therefore, in calculating the basket closing value on a determination date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices.

Investing in the notes is not equivalent to investing in the basket indices.  Because the final average index value is based on the closing value of the basket on the determination dates during the term of the notes, it is possible for the final average index value to be lower than the initial basket value even if the value of the basket at maturity is higher than the initial basket value.  A decrease in the basket value on any one determination date could more than offset the increases in the basket value on other determination dates.

Adjustments to the basket indices could adversely affect the value of the notes.  The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes that could change the value of the basket index.  The publisher of any basket index may discontinue or suspend calculation or publication of the basket index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the notes.

You have no shareholder rights. As an investor in the notes, you will not have voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any basket index.

There are risks associated with investments in securities indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

The economic interests of MS & Co., as the calculation agent and of MS & Co. and other affiliates of ours that will carry out hedging activities related to the notes or that trade in the component stocks of the basket indices or other instruments related to the basket indices are potentially adverse to your interests as an investor in the notes.  The hedging or trading activities of our affiliates on or prior to the pricing date and on the valuation dates could adversely affect the index value and, as a result, could decrease the amount you may receive on the notes at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, as a result, could increase the value at which the basket indices must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the basket indices on the determination dates and, accordingly, the amount of cash you will receive at maturity.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-15 of the prospectus supplement for capital protected notes.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

ERISA

See “ERISA–Other Capital Protected Notes” in the prospectus supplement for capital protected notes.

United States Federal Income Taxation

Although the matter is not free from doubt, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, regardless of whether any stated interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. We have determined that the “comparable yield” is a rate of 5.6296% per annum compounded semi-annually; however, the final comparable yield will be determined on the pricing date and may be different than the comparable yield set forth above.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,174.70) consists of a projected amount equal to $1,597.8765 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

Based on the comparable yield set forth above, the following table states the amount of OID (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$25.1665	$25.1665
January 1, 2008 through June 30, 2008	$33.7738	$58.9403
July 1, 2008 through December 31, 2008	$34.7245	$93.6648
January 1, 2009 through June 30, 2009	$35.7019	$129.3668
July 1, 2009 through December 31, 2009	$36.7069	$166.0736
January 1, 2010 through June 30, 2010	$37.7401	$203.8137
July 1, 2010 through December 31, 2010	$38.8024	$242.6161
January 1, 2011 through June 30, 2011	$39.8946	$282.5108
July 1, 2011 through December 31, 2011	$41.0176	$323.5283
January 1, 2012 through June 30, 2012	$42.1721	$365.7005
July 1, 2012 through December 31, 2012	$43.3592	$409.0596
January 1, 2013 through February 27, 2013	$14.1169	$423.1765

This table will be updated in the final disclosure supplement using the actual comparable yield determined on the pricing date.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Annex A

The Underlying Indices

The Dow Jones Euro STOXX 50 Index.  The Dow Jones Euro STOXX 50 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50 Index” in the prospectus supplement for capital protected notes.

The FTSE 100 Index.  The FTSE 100 Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—FTSE 100 Index” in the prospectus supplement for capital protected notes.

Tokyo Stock Exchange Price Index. The Tokyo Stock Price Index is described under the heading “Underlying Indices and Underlying Index Publishers Information—Tokyo Stock Exchange Price Index” in the prospectus supplement for capital protected notes.

Swiss Market Index.  The Swiss Market Index, which we refer to as the SMI, was introduced on June 30, 1988 with a baseline value of 1500 points at that date.  The SMI is updated in real time after each transaction and published every three seconds.

Composition and Maintenance

The SMI is made up of a maximum of 30 of the largest, most liquid Swiss stocks of the Swiss Performance Index (“SPI”) large and mid-cap stocks traded on the Electronic Bourse system.  The SMI includes stocks from the Zurich, Geneva and Basle stock exchanges.  As of December 29, 2006, the SMI was composed of 26 stocks.  The SMI stocks are weighted within the SMI according to their free float market capitalization, and the SMI contains around 90% of the entire free float market capitalization of the Swiss equity market.

The composition of SMI is reviewed annually, and in order to ensure a high degree of continuity in the composition of the SMI, the component stocks are subject to a special procedure for adding them to the SMI or removing them based on free float market capitalization and liquidity.  The resulting adjustments to the index are made regularly once a year.  The composition of the SMI is usually changed on January 1 or July 1 after an advance notice of at least six months.

Index Calculation

The SMI is calculated according to the “Laspeyres formula” using a weighted arithmetic mean over a defined selection of securities.  The current index level is calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor.

SPZ®, Swiss Permance Index (SPZ)®, SMZ® and Swiss Market Index (SMZ)® are registered trademarks of SWX Swiss Exchange.

The S&P/ASX 200 Index.  The S&P/ASX 200 Index, which we refer to as the ASX 200 Index, is Australia’s premier large capitalization tradeable equity index, and is Australia’s institutional benchmark.  The ASX 200 Index was introduced in April 2000 and is maintained by the S&P Australian Index Committee (the “ASX Committee”), a team of representatives from both Standard and Poor’s and the Australian Stock Exchange.

Composition and Maintenance

The S&P/ASX 200 is composed of the S&P/ASX 100 stocks plus an additional 100 stocks selected by the ASX Committee.  As at June 30, 2007, the S&P/ASX 200 represented approximately 80% of the total market capitalization of the Australian market.  The index essentially covers large-cap and mid-cap stocks evaluated for liquidity and size.

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (GICS®)SM, which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios.  It also enables meaningful comparisons of sectors and industries across regions.  Sector indices are available for the S&P/ASX 200 Index.

The ASX Committee reviews constituents quarterly to ensure adequate market capitalization and liquidity. Both market capitalization and liquidity are assessed using the previous six months’ worth of data.  Quarterly review changes take effect on the third Friday of December, March, June and September.  The weighting of constituents in the ASX 200 Index is determined by the free float assigned to each stock by the ASX Committee.  Each index constituent’s free float is reviewed as part of the March quarterly review.

Only stocks listed on the ASX are considered for inclusion in the ASX 200 Index. Stocks are assessed based on the average of their previous six-month day-end free float adjusted market capitalization.  Only stocks that are actively and regularly traded are considered for inclusion in the ASX 200 Index.  A stock’s liquidity is measured relative to its size peers.  A minimum free float threshold of 30% exists for a stock to warrant inclusion in the ASX 200 Index.

Index Calculation

The ASX 200 Index has a base value of 3000.  Calculation for the ASX 200 Index is based on stock prices taken from the ASX.  The official daily index closing values for price and accumulation indices, are calculated after the market closes and are based on the last traded price for each constituent.

Global Industry Classification Standard (GICS)SM and GICSSM are service marks of Standard and Poor’s and Morgan Stanley Capital International Inc.; and GICS® is a trademark of Standard & Poor’s and Morgan Stanley Capital International Inc.

License Agreement between STOXX Limited and Morgan Stanley.  “Dow Jones EURO STOXXSM” and “STOXXSM” are service marks of STOXX Limited.  These service marks have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Dow Jones Euro STOXX 50 Index—License Agreement between STOXX Limited and Morgan Stanley” in the prospectus supplement for capital protected notes.

License Agreement between FTSE International Limited and Morgan Stanley.  “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.  These trademarks have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—FTSE 100 Index—License Agreement between FTSE International Limited and Morgan Stanley” in the prospectus supplement for capital protected notes.

License Agreement between the TSE and Morgan Stanley.  “Topix®” and “Topix Index®” are trademarks of the Tokyo Stock Exchange, Inc. and have been licensed for use by Morgan Stanley.  These trademarks have been licensed for use by Morgan Stanley.  See “Underlying Indices and Underlying Index Publishers Information—Tokyo Stock Exchange Price Index—License Agreement between TSE and Morgan Stanley” in the prospectus supplement for capital protected notes.

License Agreement between SWX Swiss Exchange and Morgan Stanley.  The license agreement between SWX Swiss Exchange and Morgan Stanley provides that the following language must be set forth in the pricing supplement:

These securities are not in any way sponsored, endorsed, sold or promoted by SWX Swiss Exchange and SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® index (the “Index”) and/or the figures at which the said Index stands at any particular time on any particular day or otherwise.  The Index is complied and calculated solely by SWX Swiss Exchange.  However, SWX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and SWX Swiss Exchange shall not be under any obligation to advise any person of any error therein.

SMI® is a registered trademark of SWX Swiss Exchange.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500/ASX 200 Index (the “Index”) in connection with securities, including these notes.  The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the Index, which is determined, composed and calculated without regard to us or the notes. S&P has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P / ASX 200®,” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

Historical Information.  The following table sets forth the published high and low index closing values for each basket index, as well as end-of-quarter index closing values for each quarter in the period from January 1, 2002 through August 7, 2007.  The Dow Jones EURO STOXX 50 Index closing value, the FTSE 100 Index closing value, the TOPIX Index closing value, the Swiss Market Index closing value and the S&P/ASX 200 Index closing value on August 7, 2007 were 4,276.80, 6,308.80, 1660.16, 8,746.97 and 5,985.00, respectively.  We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification.  The historical values of the basket indices should not be taken as an indication of future performance.

EURO STOXX 50 Index	High	Low	Period End
2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,274.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.78
Third Quarter (through August 7, 2007)	4,557.57	4,202.78	4,276.80

FTSE 100 Index	High	Low	Period End
2002
First Quarter	5,323.80	5,024.10	5,271.80
Second Quarter	5,263.90	4,531.00	4,656.40
Third Quarter	4,685.80	3,671.10	3,721.80
Fourth Quarter	4,190.00	3,730.50	3,940.40
2003
First Quarter	4,009.50	3,287.00	3,613.30
Second Quarter	4,207.00	3,684.80	4,031.20
Third Quarter	4,314.70	3,963.90	4,091.30
Fourth Quarter	4,476.90	4,169.20	4,476.90
2004
First Quarter	4,559.10	4,309.40	4,385.70
Second Quarter	4,575.70	4,395.20	4,464.10
Third Quarter	4,608.40	4,287.00	4,570.80
Fourth Quarter	4,820.10	4,564.50	4,814.30
2005
First Quarter	5,060.80	4,783.60	4,894.40
Second Quarter	5,114.40	4,789.40	5,113.20
Third Quarter	5,494.80	5,158.30	5,477.70
Fourth Quarter	5,638.30	5,142.10	5,618.80
2006
First Quarter	6,036.30	5,633.80	5,964.60
Second Quarter	6,132.70	5,506.80	5,833.40
Third Quarter	5,986.60	5,681.70	5,960.80
Fourth Quarter	6,260.00	5,937.10	6,220.80
2007
First Quarter	6,444.40	6,000.70	6,308.00
Second Quarter	6,732.40	6,315.50	6,607.90
Third Quarter (through August 7, 2007)	6,716.70	6,189.10	6,308.80

TOPIX Index	High	Low	Period End
2002
First Quarter	1,125.43	922.51	1,060.19
Second Quarter	1,139.43	984.28	1,024.89
Third Quarter	1,050.14	886.39	921.05
Fourth Quarter	903.37	815.74	843.29
2003
First Quarter	865.43	770.62	788.00
Second Quarter	904.32	773.10	903.44
Third Quarter	1,075.73	915.91	1,018.80
Fourth Quarter	1,105.59	953.19	1,043.69
2004
First Quarter	1,179.23	1,022.61	1,179.23
Second Quarter	1,217.87	1,053.77	1,189.60
Third Quarter	1,188.42	1,084.64	1,102.11
Fourth Quarter	1,149.63	1,073.20	1,149.63
2005
First Quarter	1,203.26	1,132.18	1,182.18
Second Quarter	1,201.30	1,109.19	1,177.20
Third Quarter	1,428.13	1,177.61	1,412.28
Fourth Quarter	1,663.75	1,371.37	1,649.76
2006
First Quarter	1,728.16	1,572.11	1,728.16
Second Quarter	1,783.72	1,458.30	1,586.96
Third Quarter	1,651.35	1,475.28	1,610.73
Fourth Quarter	1,681.07	1,532.95	1,681.07
2007
First Quarter	1,816.97	1,656.72	1,713.61
Second Quarter	1,789.38	1,682.49	1,774.88
Third Quarter (through August 7, 2007)	1,792.23	1,660.16	1,660.16

Swiss Market Index	High	Low	Period End
2002
First Quarter	6,655.20	6,105.20	6,655.20
Second Quarter	6,694.10	5,594.20	5,979.70
Third Quarter	6,024.20	4,561.40	4,783.00
Fourth Quarter	5,181.90	4,435.00	4,630.80
2003
First Quarter	4,965.30	3,675.40	4,085.60
Second Quarter	4,992.50	4,135.50	4,813.70
Third Quarter	5,422.60	4,700.80	5,043.50
Fourth Quarter	5,487.80	5,061.00	5,487.80
2004
First Quarter	5,934.40	5,469.00	5,618.60
Second Quarter	5,891.20	5,589.50	5,619.10
Third Quarter	5,625.70	5,309.80	5,465.30
Fourth Quarter	5,695.20	5,309.70	5,693.20
2005
First Quarter	6,014.58	5,669.60	5,929.70
Second Quarter	6,294.15	5,840.55	6,253.08
Third Quarter	6,904.84	6,250.57	6,898.88
Fourth Quarter	7,619.96	6,820.43	7,583.93
2006
First Quarter	8,064.02	7,628.56	8,023.30
Second Quarter	8,122.08	7,154.86	7,652.10
Third Quarter	8,425.91	7,461.34	8,425.91
Fourth Quarter	8,835.63	8,381.15	8,785.74
2007
First Quarter	9,345.62	8,577.66	8,976.99
Second Quarter	9,531.46	8,956.31	9,209.36
Third Quarter (through August 7, 2007)	9,299.80	8,639.88	8,746.97

S&P/ASX 200 Index	High	Low	Period End
2002
First Quarter	3,497.60	3,384.40	3,414.80
Second Quarter	3,414.10	3,179.40	3,216.00
Third Quarter	3,258.40	2,970.90	2,970.90
Fourth Quarter	3,083.80	2,896.60	3,007.10
2003
First Quarter	3,077.00	2,700.40	2,885.20
Second Quarter	3,112.30	2,882.20	3,025.80
Third Quarter	3,235.30	3,028.40	3,169.50
Fourth Quarter	3,303.70	3,159.20	3,299.80
2004
First Quarter	3,438.40	3,262.00	3,415.30
Second Quarter	3,554.50	3,345.50	3,532.90
Third Quarter	3,665.00	3,468.30	3,665.00
Fourth Quarter	4,054.90	3,659.60	4,050.60
2005
First Quarter	4,266.40	4,029.90	4,109.90
Second Quarter	4,312.20	3,947.10	4,277.50
Third Quarter	4,671.70	4,229.20	4,641.20
Fourth Quarter	4,772.50	4,357.20	4,763.40
2006
First Quarter	5,129.70	4,776.00	5,129.70
Second Quarter	5,364.50	4,838.90	5,073.90
Third Quarter	5,154.10	4,900.10	5,154.10
Fourth Quarter	5,669.90	5,142.70	5,669.90
2007
First Quarter	6,044.00	5,502.00	5,995.00
Second Quarter	6,396.90	5,915.80	6,274.90
Third Quarter (through August 7, 2007)	6,422.30	5,920.20	5,985.00